EXHIBIT 99.1

Red Lion Hotels Closes Acquisition of Vantage Ahead of Schedule

Acquisition Transforms Company to a National Brand with Meaningful Scale

SPOKANE, Wash., Oct. 03, 2016 (GLOBE NEWSWIRE) -- Red Lion Hotels Corporation (“RLHC” or the “Company”) (NYSE:RLH), a growing hospitality company that operates and franchises upscale, midscale and economy hotels, today announced that it closed its acquisition of Vantage Hospitality Group, Inc. (“Vantage”) based in Coral Springs, Florida, on September 30, 2016, a month ahead of schedule.

As a result of the acquisition, the Company acquired approximately 1,000 franchise hotel agreements nationwide and added over 59,000 rooms.  The acquisition has accelerated RLHC’s transformation into an “asset-light” franchised hotel company.  RLHC expects the transaction to be earnings accretive in the next twelve months.

“We are excited to have accelerated the closing of Vantage,” commented Greg Mount, President and Chief Executive Officer.  “Our newly combined teams are diligently working on a smooth integration to capitalize on the strengths of both platforms.  With a firm foundation and a deep dedicated team focused on select service, we can now intensify our efforts on accelerating the growth of our midscale and upscale brands, Red Lion and Hotel RL.  The pipeline for legacy RLHC brands, including Hotel RL remains strong, and we look forward to delivering additional value and opportunities to all of our hoteliers and associates, as well as earnings accretion to our shareholders.”

Advisors
CS Capital Advisors, LLC served as a financial advisor to RLHC.  Duane Morris LLP served as legal counsel to RLHC, and Akerman LLP served as legal counsel to Vantage on the transaction.

About RLHC

Red Lion Hotels Corporation, established in 1959, is an international hospitality company primarily engaged in the franchising, management and ownership of upscale, midscale and economy hotels under the Hotel RL, Red Lion Hotels, Red Lion Inn & Suites, GuestHouse, Settle Inn, Vantage Hotels, Americas Best Value Inn, Canadas Best Value Inn, Lexington by Vantage, America’s Best Inns and Suites, Country Hearth Inns, Jameson Inns, Signature Inn and 3 Palms Hotels and Resorts brands. The company also owns and operates an entertainment and event ticket distribution business under the brand name TicketsWest. For more information, please visit the company's website at www.rlhco.com.

Investor Relations Contact
Evelyn Infurna
O: 203-682-8265
Investor.Relations@redlion.com

Media Contact
David Perez
Vice President, MMGY Global for RLHC (Red Lion Hotels Corporation)
O: 646-237-4521
dperez@mmgyglobal.com